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Exhibit 10.18

EMPLOYMENT AGREEMENT
(Restated)

        This Employment Agreement, between Willdan Group, Inc., a Delaware corporation, formerly The Willdan Group of Companies, a California corporation, ("Company") and L. Mallory McCamant ("Employee") is effective August 1, 2006.

1.
For good consideration, Company employs Employee on the following terms and conditions.

2.
Term of Employment. Subject to the provisions for termination set forth below in Section 9 of this agreement, the term of this Employment Agreement began on January 1, 2006 and will continue until terminated by either party in accordance with the provisions of Section 9.

3.
Compensation. Company shall compensate Employee, as follows:

A.
Base annual salary, payable bi-weekly: $185,000.

B.
Incentive Bonus: Employee shall be eligible for all standard Company bonus programs.

C.
Automobile allowance in the amount of $910 per month plus a gas card.

D.
Medical and dental benefits in accordance with those generally afforded Company employees.

E.
Annual Paid Leave shall be in accordance with those generally afforded Company employees which shall include all previous service with Company for accrual purposes.

F.
Catastrophic Illness in accordance with the Company's employment policies.

G.
Paid holidays in accordance with the Company's normal holiday policy.

H.
Employee shall be eligible for any and all company stock option programs established by the Company's Board of Directors and made available to top officers of the Company, if any, during the period of Employee's employment. Employee's eligibility shall be of a type and in an amount consistent with that afforded to the top officers of the Company.

4.
Travel, Entertainment, and Other Expenses. (a) It is recognized and agreed by the parties to this agreement that in connection with the services to be performed for Company, Employee will be obliged to expend money for travel, entertainment of customers, gifts, and similar business expenses. Employee is authorized to incur reasonable business expenses for promoting the business of Company. Company shall reimburse Employee from time to time for all reasonable business expenses incurred by Employee provided that Employee presents adequate contemporaneous documentation to Company.

5.
Duties and Position. Employee shall be employed in the capacity of Chief Financial Officer of the Company. Employee shall have all of the authority, which such positions generally entail. Company shall not modify Employee's position without the prior written consent of Employee, which consent may be subject to conditions, including, but not limited to, title, authority, compensation and other issues.

6.
Employee to Devote Full Time to Company. Employee will devote full time, attention, and energies to the business of the Company.

7.
Confidentiality of Proprietary Information. Employee agrees, during the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee. Employee shall execute a separate confidentiality agreement in the standard form used by Company for officers of the Company.

8.
Disability. In the event that the Employee cannot perform the duties because of illness or incapacity for a period of more than thirty days, the Company may appoint a replacement for Employee to fill Employee's position until Employee is able to return to work. Employee's compensation shall be paid during any period of disability in accordance with the disability policies applicable to Company's employees generally.

9.
Termination of Agreement. Employee's employment is "at will." Accordingly, Employee's employment may be terminated by Company at any time, with or without cause; and Employee may terminate Employee's employment at any time. In the event that Company terminates Employee's employment: a) at any time prior to December 31, 2006, without cause, Employee shall be entitled to full pay and benefits through June 30, 2007; b) at any time after December 31, 2006, without cause, Employee shall be entitled to severance benefit in the amount of six months pay plus the cash equivalent of six months benefits, which shall be payable in a lump sum on the effective date of termination; or c) in the first three months of 2007, Employee shall, in addition, be paid such bonus as she would have been paid had she been employed through that period (i.e. consistent with other top Company management receiving bonuses at that time;

  In the event of termination without cause by Company, the foregoing shall constitute the only compensation to be paid by Company to Employee.

  If Employee voluntary terminates employment, or if Company terminates Employee's employment with Cause, Employee shall not be entitled to any severance compensation. For the purpose of this Section 9, the term "Cause" shall mean and include:

  (a)
  The willful breach by Employee of any material term of this Agreement;

  (b)
  Intentional conduct by Employee intended to place Company in violation of any law relating to the protection of Company's employees, including, without limitation the Civil Rights Act and similar State and Federal legislation;

  (c)
  Gross insubordination, including but not limited to compliance with the directives of the President;

  (d)
  Employee's commission of a felony."

10.
Death Benefit. Should Employee die during the term of employment, Employee shall be entitled to the same death benefits as are generally provided to employees of the Company generally.

11.
Limited Effect of Waiver. Should either Company or Employee waive breach of any provision of this agreement by the other, that waiver will not operate or be construed as a waiver of further breach.

12.
Severability. If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (and any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

13.
Oral Modifications Not Binding/Amendment. This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect. This Agreement may be altered only by a written agreement signed by both parties.

14.
Interpretation. This agreement shall be interpreted as though prepared by both parties.

15.
Governing Law. This agreement has been negotiated and entered into in the State of California and shall be governed by, construed and enforced in accordance with the internal laws of the State of California, applied to contracts made in California by California domiciliaries to be wholly performed in California.

16.
Assignability. Neither this Agreement or any rights or obligations hereunder shall be assigned, pledged, hypothecated or otherwise transferred by any party hereto without the written consent of the Board of Directors or the Company and the Employee. Any assignment, pledge, hypothecation or other transfer, without such prior written consent, shall be void.

17.
Representation by Legal Counsel. The parties hereto acknowledge that Robert L. Lavoie of Lavoie, McCain & Jarman has been retained by Company to represent Company in this transaction. Employee consents to such representation and waives any conflict of interest as may be presented by such representation. Employee has been advised to have this Agreement reviewed by independent legal counsel of Employee's choosing. Company may assume that Employee has sought such consultation and that Employee's agreement with the terms and conditions hereof are with the benefit of such independent legal advice.

18.
Restated Employment Agreement. It is intended that this Agreement is a full restatement of the employment agreement between Employer and Employee and that it replaces in full all prior agreements and amendments thereto. There are no agreements, oral or written between Employer and Employee other than this Employment Agreement (Restated).

        Executed effective this 1st day of August, 2006, in Anaheim, California.

Company:		Employee:
Willdan Group, Inc.
By:	/s/ WIN WESTFALL Win Westfall, President & CEO	/s/ L. MALLORY MCCAMANT L. Mallory McCamant

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  Exhibit 10.18
EMPLOYMENT AGREEMENT (Restated)